Exhibit 10.1

BARCLAYS 745 Seventh Avenue New York, NY 10019	DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036

August 26, 2012

The Hertz Corporation
225 Brae Blvd
Park Ridge, NJ 07656

Re:     Commitment Letter

Ladies and Gentlemen:

The Hertz Corporation (the “Company” or “you”) has informed Barclays Bank PLC (“Barclays”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI”), Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S” and, together with  Barclays, DBCI, DBSI and Bank of America, the “Banks,” “we” or “us”) that you intend, directly or through your indirect parent, Hertz Global Holdings, Inc. (“Holding”), to acquire the entity previously identified to us by you as “Dakota” (“Dakota”), and its subsidiaries pursuant to the Acquisition Agreement (as defined in Annex I hereto) (the “Acquisition”) and consummate the other transactions described in Annex I hereto.  You have further informed us that, in connection with financing the Acquisition , you wish to obtain commitments to provide you with funds in the amount of up to $1,950.0 million from the proceeds of one or several senior unsecured loans (the “Loans” or “Financing”).  Capitalized terms used but not otherwise defined in this letter agreement (together with Annex I, Exhibit A, Exhibit B-1, Exhibit B-2 and Exhibit C hereto, the “Commitment Letter”) shall have the meanings ascribed thereto in Annex I hereto.   Barclays, DBCI and Bank of America are referred to herein as the “Lenders” and individually as a “Lender.”

Accordingly, the Banks agree with you as follows:

1.           Commitments.  Subject to the terms and conditions set forth or incorporated in this Commitment Letter, (a)  Barclays hereby commits (severally and not jointly) to provide 33.34% of the aggregate amount of each Loan, (b) DBCI hereby commits (severally and not jointly) to provide 33.33% of the aggregate amount of each Loan and (c) Bank of America hereby commits (severally and not jointly) to provide 33.33% of the aggregate amount of each Loan.  The material terms of the Loans are set forth or described in this Commitment Letter, including in the term sheet attached hereto as Exhibit A (the “Term Sheet”).

The commitments of the Lenders set forth above are collectively referred to herein as the “Commitments” and individually as a “Commitment.”

Except as otherwise agreed, unless the Commitments shall have been terminated pursuant to Section 7, the Lenders shall have the exclusive right to provide the Loans as set forth in this Commitment Letter, except that you shall be entitled, at your option, to allocate up to 50% of each of the Commitments to one or more additional parties reasonably acceptable to you and the Banks (any such party, an “Additional Committing Lender”), upon notice given by you to the Banks on or prior to the date that is 21 days after the date of this Commitment Letter; provided that no such Additional Committing Lender shall have greater economics than any Bank.  Any such party (and/or any affiliate thereof designated thereby and consented to by you) (a) may (at your option) act as joint book running manager and/or joint lead arranger for the Financing, it being understood that there shall be no more than 10 joint book running managers and no more than 10 joint lead arrangers for the Financing, and (b) may (at your option) have such other roles and titles reasonably acceptable to you and the Banks.  In the event that you make any such allocation, the parties hereto shall enter into a letter agreement reflecting such allocation, roles and titles and providing for a corresponding reduction in the Commitments hereunder of  Barclays, DBCI and Bank of America (ratably as between such Commitments),  and references herein and in the Fee Letter (as defined below) to the “Lenders” shall thereupon be deemed to include each such Additional Committing Lender.

You hereby appoint Barclays to act, and Barclays hereby agrees to act, as administrative agent for the Financing.  In addition, each of Barclays, DBSI and MLPF&S is pleased to confirm that it will act (1) as a joint lead arranger, together (at your option) with one or more Additional Committing Lenders or affiliates thereof as joint lead arrangers, for the Financing (each in such capacity, a “Lead Arranger” and collectively, the “Lead Arrangers”) and (2) as a joint book running manager, together (at your option) with one or more Additional Committing Lenders or affiliates thereof as joint book running managers, for the Financing (each in such capacity, a “Book Running Manager” and collectively, the “Book Running Managers”).  In connection with the syndication of the Financing, it is anticipated that one or more of the roles or titles in addition to those described above may be awarded to one or more other initial lenders, in each case as mutually agreed by you and the Banks.  You agree that, except as contemplated above, by Exhibit A, Exhibit B-1, Exhibit B-2 and Exhibit C hereto (collectively, the “Exhibits”) or by the Fee Letter dated the date hereof relating hereto (the “Fee Letter”), no other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Exhibits and the Fee Letter) will be paid to any lender, agent or arranger for its participation in the Financing, unless you and we shall so agree.

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Notwithstanding the foregoing, it is agreed that Barclays shall have top “left” placement in any and all marketing materials or other documentation used in connection with the Facility and shall hold the leading role and responsibilities conventionally associated with such top “left” placement, provided that Barclays, DBSI and MLPF&S shall run joint physical books in connection with the Facility and have joint control over marketing and allocation decisions on behalf of the Lenders.

2.           Information.  You represent and warrant that with respect to you (and with respect to Dakota and its subsidiaries (together, the “Acquired Business”), to the best of your knowledge) no written information that has been or is hereafter furnished by you or on your behalf in connection with the Transactions, other than information of a general economic or industry specific nature (such written information being referred to herein collectively as the “Information”), taken as a whole, will contain any material misstatement of fact or will omit to state any material fact necessary to make the statements therein, taken as a whole, not misleading, in the light of the circumstances under which they are made; provided, however, that, with respect to Information consisting of projections, forecasts, pro forma data, budgets, estimates and other forward-looking statements (collectively, the “Projections”), no representation or warranty is made other than that the Projections have been (or, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed by you to be reasonable at the time of preparation thereof (it being understood that Projections may vary from actual results and such variances may be material).  You agree that if you become aware that the representation and warranty in the preceding sentence would be incorrect (to the best of your knowledge with respect to information relating to the Acquired Business) in any material respect if the Information and Projections were being furnished, and the representation and warranty in the preceding sentence being made, at such time, to supplement the Information and the Projections from time to time until the termination of the Lenders’ Commitments hereunder so that (with respect to the Acquired Business, to your knowledge) the representation and warranty made in the preceding sentence is correct in all material respects as of such date.  You understand that in arranging and syndicating the Financing, the Lenders will be using and relying on the Information and the Projections without independent verification thereof.  The representation, warranty and covenant provisions contained in this Section 2 shall remain effective until the definitive Financing Documentation (as defined below) is executed and thereafter shall terminate and be of no further force and effect.

3.           Financing Documentation.  The making of the Loans will be governed by definitive loan and related agreements and documentation (collectively, the “Financing Documentation”) in form and substance consistent with, and containing only such representations, warranties, conditions, covenants and events of default expressly set forth in, this Commitment Letter (including the Term Sheet) and subject to the foregoing will (including with respect to covenants and defaults) be otherwise no less favorable to the Company than (a) in the case of covenants and events of default (including acceleration mechanics), the Indenture, dated as of February 8, 2011, as supplemented, among the Company, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee, governing the 6.75% senior notes of the Company due 2019 (the “Existing Senior Indenture”) , and (b) with respect to other provisions (excluding mandatory prepayment provisions), the Credit Agreement, dated as of March 11, 2011, as amended, supplemented, waived or otherwise modified, the “Senior Term Agreement”, among the Company, Deutsche Bank AG, New York Branch, as administrative agent and collateral agent and the other financial institutions party thereto, (taking into account, in the case of the Senior Term Agreement, that the Financing is unsecured and consists of a term loan facility denominated in dollars contemplating one or several loans with a delayed draw feature).  It is acknowledged and agreed that this Commitment Letter (including the Annex and Exhibits hereto) sets forth or describes all of the material terms of the Financing Documentation.

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4.           Conditions.  The obligations of each Lender under Section 1 of this Commitment Letter to provide the Financing are subject only to fulfillment of the conditions set forth in Exhibit C hereto.  Notwithstanding anything in this Commitment Letter (including the Exhibits), the Fee Letter, the Financing Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary,

  (i)          the terms of the Financing Documentation shall be in a form such that (x) they do not impair availability of the Financing on any date when Loans are requested to be made if the conditions set forth or described in Exhibit C hereto and in “Conditions Precedent” in Exhibit A are satisfied and (y) they do not conflict with, violate or result in a breach of or default under any of the Company’s other financing agreements or arrangements; and

  (ii)         the only representations the making of which shall be a condition to availability of the Financing on the Closing Date shall be the Specified Representations.  For purposes hereof, “Specified Representations” means (A) such of the representations made by Dakota in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that Holding and any subsidiary thereof party to the Acquisition Agreement have the right to terminate their obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the representations and warranties set forth in the Financing Documentation (as specified in the Term Sheet) relating to organization, corporate power and authority, due execution, delivery and enforceability of the Financing Documentation, no conflict of the Financing Documentation with organizational documents or other material agreements, Federal Reserve margin regulations, solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis, status of the Loans as senior debt, PATRIOT Act and the Investment Company Act of 1940, as amended.

5.           Fees and Expenses.  To induce the Lenders to issue this Commitment Letter and to proceed with the documentation of the proposed Financing, you hereby agree that all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of one firm of counsel only, Cahill Gordon & Reindel LLP in its capacity as counsel with respect to the Financing, and one local counsel per jurisdiction whose retention in each case is approved by you (such approval not to be unreasonably withheld)) (it being understood that this Section 5 excludes and does not apply to any fees and expenses with respect to any offering of securities to refinance the Loans or otherwise in connection with financing the Acquisition) of the Lenders, the Lead Arrangers and their respective affiliates arising in connection with this Commitment Letter and in connection with the Transactions and other transactions described herein shall be reimbursed by you.  Any reimbursement under this Section 5 shall be without duplication of any reimbursement to the Lenders and the Lead Arrangers and their respective affiliates under any other agreement.

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6.           Indemnification.  You agree to indemnify and hold harmless each of the Lead Arrangers, the Book Running Managers, each of the Lenders and their respective affiliates and each director, officer, employee and agent thereof and their respective successors (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever that may be incurred by or asserted against or involve the Lead Arrangers, the Book Running Managers, the Lenders or any other such indemnified person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter or the transactions contemplated hereby and the use of proceeds therefrom and to pay and reimburse the Lead Arrangers, the Book Running Managers, the Lenders and each other indemnified person for any reasonable legal or other out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not the Lead Arrangers, the Book Running Managers, the Lenders or any other such indemnified person is a party to any action or proceeding out of which any such expenses arise or such action or proceeding is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any indemnified person against any claim, loss, damage, liability or expense to the extent same resulted from (i) the gross negligence, bad faith or willful misconduct of such indemnified person or any Related Person (as defined below) of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (ii) a material breach of the obligations of such indemnified person or any Related Person of such indemnified person under this Commitment Letter (including the Annex and Exhibits hereto) or the Financing Documentation (as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (iii) disputes solely between or among indemnified persons (other than claims (x) that arise or result from any act or omission by you or any of your affiliates or (y) against any indemnified person in its capacity and in fulfilling its role as Administrative Agent, Lead Arranger or Book Running Manager with respect to the Financing, including in connection with its syndication activities as contemplated hereunder).  For purposes hereof, a “Related Person” of an indemnified person means (a) if the indemnified person is any of Barclays or any of its respective affiliates, or any of their respective directors, officers, employees and agents or their respective successors, any of Barclays (including but not limited to in its capacities as any agent, Lead Arranger, Book Running Manager or Lender) and their respective affiliates and the directors, officers, employees and agents thereof, and their respective successors, (b) if the indemnified person is DBCI or DBSI or any of their respective affiliates, or any of their respective directors, officers, employees and agents or their respective successors, any of DBCI or DBSI (including but not limited to in its capacities as any agent, Lead Arranger, Book Running Manager or Lender) and their respective affiliates and the directors, officers, employees and agents thereof, and their respective successors, (c) if the indemnified person is Bank of America or MLPF&S or any of their respective affiliates, or any of their respective directors, officers, employees and agents or their respective successors, any of Bank of America or MLPF&S (including but not limited to in its capacities as any agent, Lead Arranger, Book Running Manager or Lender) and their respective affiliates and the directors, officers, employees and agents thereof, and their respective successors, and (d) if the indemnified person is an Additional Committing Lender (or affiliate thereof), or any of its affiliates, or any of the directors, officers, employees and agents thereof or their respective successors, any of such Additional Committing Lender or affiliate (including but not limited to in its capacities as any agent, Lead Arranger, Book Running Manager or Lender) and their respective affiliates and the directors, officers, employees and agents thereof, and their respective successors.  You shall not be responsible or liable to the Lenders or any other indemnified person or any other person, and none of the Lenders or any other indemnified person shall be responsible or liable to you or any other person, for (y) any indirect, special, punitive or consequential damages that may be alleged as a result of this Commitment Letter or the financing contemplated hereby or (z) any damages arising from the wrongful use by others of information or other materials obtained through electronic telecommunications or other information transmission systems other than (in the case of this clause (z) only) damages arising from the gross negligence, willful misconduct or bad faith of such indemnified person or any Related Person of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment); provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent such special, indirect, punitive or consequential damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.

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7.           Expiration of Commitment.  The Commitments of the Lenders hereunder shall expire at 11:00 p.m., Eastern time, on August 27, 2012 (the “Commitment Expiration Date”) unless you shall have executed and returned a copy of this Commitment Letter and the Fee Letter to the Lenders prior to such time, in which case the Lenders agree to hold their Commitments available for you, and this Commitment Letter shall be and continue in full force and effect, until the earliest of (i) 5:00 p.m., Eastern time, on February 26, 2013 (the “Scheduled Commitment Termination Date”), (ii) the termination of the Acquisition Agreement and (iii) the consummation of the Acquisition with or without the funding of the Financing, in each case subject to the surviving obligations as set forth in Section 10 hereof and in the Fee Letter.  You shall have the right to terminate this Commitment Letter and the Commitments of all (but not less than all) of the Lenders (including any Additional Committing Lender) hereunder at any time upon written notice to them from you, subject to the surviving obligations as set forth in Section 10 hereof and in the Fee Letter.

You shall also have the right to reduce the Commitments of the Lenders (including any Additional Committing Lender) on a pro rata basis at any time or from time to time upon written notice to them from you, however you shall still be obligated to pay the fees as and to the extent described in the Fee Letter.  Any such reduction shall be applied ratably as among the Commitments of the Lenders (including any Additional Committing Lender), shall reduce permanently the Commitments then in effect, and shall constitute a termination of a portion of the Commitments in the amount of such reduction for purposes of the Fee Letter.  From and after any such reduction, any reference in this Commitment Letter or the Fee Letter to any “Commitment” or the “Commitments” shall be a reference to such Commitment or Commitments as so reduced.

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None of the Financing Documentation shall amend, modify or supersede this Commitment Letter or the Commitments of the Lenders hereunder, and this Commitment Letter and such Commitments shall continue in full force and effect, until the termination of such Commitments pursuant to the first paragraph of this Section 7 or, if earlier, until the funding of the Loans contemplated to be funded hereunder has occurred and the Acquisition has been consummated.

8.           Confidentiality.  Each party hereto other than the Company (each, a “Lender Party”) agrees to keep any information supplied by you or on your behalf or by or on behalf of the Acquired Business or obtained by any of them based on a review of books and records relating to you, Holding or the Acquired Business or any of your or their respective subsidiaries or affiliates, the Transactions, the Permanent Securities (as defined in the Fee Letter) or the Financing confidential from anyone other than the Lender Parties and any of their respective affiliates (provided that each such affiliate keeps such information confidential in accordance herewith) and to use (and cause any such affiliate to use) such information only in connection with the transactions contemplated by this Commitment Letter; provided, however, that (I) nothing herein shall prevent any of the Lender Parties from disclosing such information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender Party or affiliate, as the case may be, (c) that had been publicly disclosed other than as a result of a disclosure by any Lender Party or any affiliate thereof that is prohibited by the terms of this Commitment Letter, (d) already in its possession (other than information provided to any of the Lender Parties or any of their respective affiliates subject to any confidentiality agreement or undertaking in favor of you, Holding, the Acquired Business or any of your or their respective subsidiaries or affiliates) prior to its receipt of such information from you, from another supplying it on your behalf, from the Acquired Business, from another supplying it on behalf of the Acquired Business or from its review of books and records described above (as the case may be), (e) in connection with any litigation or judicial or administrative proceeding to which such Lender Party or affiliate may be a party, to the extent compelled by legal process in or necessary to the defense of such litigation or judicial or administrative proceeding, (f) to the extent necessary in connection with the exercise of any remedy or enforcement of any right hereunder, (g) to such Lender Party’s or affiliate’s directors, officers, employees, agents, legal counsel and independent auditors, provided that such directors, officers, employees, agents, counsel and auditors keep such information confidential in accordance herewith, (h) subject to confidentiality arrangements to be agreed upon, to any prospective syndicate member in connection with the Financing, or to any counterparty to any hedging agreement, (i) for the purpose of establishing a “due diligence” defense, (j) subject to your prior approval of the information to be disclosed (such approval not to be unreasonably withheld), to Moody’s Investors Service (“Moody’s”) or Standard & Poor’s Rating Agency (“Standard & Poor’s”) in connection with obtaining a rating of the Loans and (k) to the extent such information is independently developed by any Lead Arranger or any of its affiliates; (II) in no event shall any disclosure of such information be made to any Disqualified Lender (as defined below); and (III) in the case of clause (a), (b) or (e) of the preceding clause (I), the Lender Parties shall, to the extent not prohibited by law, notify you of the proposed disclosure as far in advance of such disclosure as practicable and use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, provided that if the Lender Parties are unable to notify you in advance of such disclosure, such notice shall be delivered to you thereafter to the extent permitted by law; provided, further, that if the Financing Documentation is not entered into on the Closing Date, such obligation shall terminate on the date occurring two years from the date hereof.

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You agree that, unless the Required Lead Arrangers (as defined in the first paragraph of Section 12 below) have otherwise consented (such consent not to be unreasonably withheld, conditioned or delayed), prior to your acceptance hereof, neither this Commitment Letter nor the terms hereof will be disclosed by you to any person or entity, other than (i) your officers, directors, employees, accountants, agents, attorneys and other advisors, and then only on a “need to know” confidential basis, (ii) any CDR Investor, Carlyle Investor or Merrill Lynch Investor (each as defined in the Existing Senior Indenture), Holding, the Acquired Business and their respective affiliates, officers, directors, employees, agents, accountants, attorneys and other advisors, (iii) any actual or prospective Lender or any actual or prospective lender or investor in connection with the Financing or any other financing, any of their respective affiliates, and any of the respective partners, officers, directors, employees, agents, accountants, attorneys and other advisors of any of the foregoing, (iv) to the extent necessary in connection with the exercise of any remedy or enforcement of any right hereunder, (v) as may be compelled to be disclosed in, or necessary to the defense of, any litigation or a judicial or administrative proceeding or as otherwise required by law, (vi) in any public filing or press release or in any proxy statement, consent solicitation, prospectus, offer to purchase, offer to exchange, consent statement, offering memorandum or offering circular in connection with the Transactions or the Financing, (vii) to Moody’s, Standard & Poor’s or any other ratings agency in connection with obtaining a rating of any of the Loans, or any other loan or security of you or any entity that is or is intended to become an affiliate of you and (viii) to the administrative agent under each of the Senior Term Agreement, the Senior ABL Facility (as defined in the Senior Term Agreement) and any of your other financing arrangements that requires disclosure to the agent thereunder of this Commitment Letter or the terms thereof.  The foregoing restrictions shall cease to apply after the Financing Documentation shall have been executed and delivered by the parties thereto.

9.           Assignment; Syndication.  This Commitment Letter and the Fee Letter (and the rights and obligations hereunder and thereunder) shall not be assignable by any party hereto to any person or entity without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), other than in the case of any Lender (including any Additional Committing Lender), to an affiliate of such Lender, it being understood that any such affiliate shall be subject to the restrictions set forth in this Section 9 and such Lender, as applicable, shall remain obligated hereunder.

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The Lead Arrangers shall have the right, prior to or after execution of the Financing Documentation, in their sole discretion, to syndicate all or part of the Commitments of the Lenders (including any Additional Committing Lender) hereunder (without releasing any Lender (including any Additional Committing Lender) from its respective Commitment hereunder and subject to compliance with applicable law) to one or more other lenders in consultation with you (but in any event excluding any Disqualified Lender (as defined below)) that will become party to such Financing Documentation, to be managed by the applicable Lead Arrangers; provided that, unless you otherwise consent in writing, each Lender (including each Additional Committing Lender) shall retain at least 51% of its respective original Commitment (as the same may be reduced as a result of the Company’s subsequent designation of any Additional Committing Lender) (it being understood that the Lenders shall not be restricted from entering into participations with respect to the Loans, subject to the restrictions on participations and voting rights of participants set forth in the Term Sheet).  The syndicate shall in any event exclude certain banks, financial institutions and other entities and competitors of the Company and/or the Acquired Business and/or their respective subsidiaries designated in writing by you prior to the date hereof (collectively, “Disqualified Lenders”).  Notwithstanding any other provision of this Commitment Letter, no Lender (including any Additional Committing Lender) shall, except with the written consent of the Company, be relieved or novated from its obligations hereunder in connection with any syndication or assignment until the consummation of the Acquisition and, unless the Company agrees in writing, each Lender (including any Additional Committing Lender) shall retain exclusive control over all rights and obligations with respect to its initial Commitment, including all rights with respect to consents, modifications and amendments, until the consummation of the Acquisition and the extensions of credit to be made on such date as contemplated hereby have been made; provided each Lender shall be relieved and novated from any obligations hereunder that the Company allocates to Additional Committing Lenders pursuant to Section 1.  Each Lender (including any Additional Committing Lender) acknowledges and agrees that its Commitment is not conditioned upon a successful syndication and that no assignment and assumption by any assignee of any obligations of such Lender (other than to an Additional Committing Lender pursuant to Section 1) in respect of any portion of its Commitment shall relieve such Lender of its obligations hereunder with respect to such portion of the Commitment prior to the consummation of the Acquisition.

All aspects of the syndication, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by the Lead Arrangers (except as otherwise provided herein) in consultation with you (but in any event excluding any Disqualified Lender, and subject to the provisions of the preceding paragraph).  You agree to actively assist the Lead Arrangers in such syndication, including by using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and to provide the Lead Arrangers, promptly upon request, with all information reasonably deemed necessary by the Lead Arrangers to complete successfully the syndication, including, but not limited to (a) information packages for delivery to potential syndicate members and participants, including at the reasonable request of the Lead Arrangers, a version that does not contain material non-public information concerning you or your affiliates or the Acquired Business or any securities of any thereof (the “Confidential Information Memoranda”) and (b) financial Projections.  You shall also use commercially reasonable efforts, prior to the syndication to obtain, to the extent necessary to facilitate syndication, a credit rating for the Loans from each of Moody’s and Standard & Poor’s. You also agree to make available your senior officers and representatives from time to time prior to the Closing Date, to be available and to attend and make presentations at meetings of prospective lenders (limited to one “bank meeting”) at such time and place as the applicable Lead Arrangers may reasonably request.

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You acknowledge that (a) subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf will make available the Confidential Information Memoranda to the proposed syndicate of lenders by posting the Confidential Information Memoranda on IntraLinks or another similar electronic system and (b) certain prospective lenders may not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to you or your affiliates or the Acquired Business or any securities of any thereof (such lenders, “Public Lenders,” and such information, “MNPI”).

Before distribution of any Confidential Information Memoranda to prospective lenders, you agree that you or the appropriate borrower will provide us with a customary letter in a form reasonably acceptable to you and us authorizing the dissemination of the Confidential Information Memoranda and exculpating you and us with respect to any liability related to the use of the contents of the Confidential Information Memoranda or related offering and marketing materials by the recipients thereof.  In addition, you agree to use commercially reasonable efforts to cause all materials containing Information that are to be made available to Public Lenders to be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.  You agree that by your marking such materials “PUBLIC,” you shall be deemed to have authorized the Lead Arrangers (subject to the confidentiality and other provisions of this Commitment Letter and provided that the actual or prospective lenders shall comply with the confidentiality undertakings required to be obtained by us from them pursuant to Section 8 of this Commitment Letter) to treat such materials as information that is not MNPI.  We agree that we will not make any materials that are not marked “PUBLIC” available to Public Lenders.

You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel Debevoise & Plimpton LLP a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to prospective lenders that are not Public Lenders (“Private Lenders”):  (a) administrative materials for prospective lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the Loans’ terms and (c) other materials intended for prospective lenders after the initial distribution of the Confidential Information Memoranda, including term sheets, drafts and final versions of definitive documents with respect to the Loans.  If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers and/or the Agents will not distribute such materials to Public Lenders without further discussions with you.

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                To help facilitate an orderly and effective syndication of the Financing and the Commitments provided herein, you agree that, prior to and during the primary syndication of the Financing prior to the Closing Date, you will not and will not permit any of your subsidiaries to, and will use commercially reasonable efforts to cause the Acquired Business not to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any competing offering, placement or arrangement of any debt securities or bank financing (other than a Permitted Financing (as defined below)), without the prior written consent of the Required Lead Arrangers (such consent not to be unreasonably withheld) if such debt securities or bank financing would have, in the reasonable judgment of the Required Lead Arrangers, a detrimental effect upon the primary syndication of the Financing.  The Lead Arrangers shall give prompt written notice to the Company of the completion of the primary syndication of the Financing.  The term “Permitted Financing” means (a) the Financing and (i) any high yield debt securities issued by the Borrower and (ii) any incremental term loan debt incurred by the Borrower under the Borrower’s existing Senior Term Facility, in each case to the extent incurred by the Borrower to finance the Acquisition in lieu of a funding (in whole or in part) of the Loans, (b) any financing by Dakota or any of its subsidiaries permitted pursuant to the Acquisition Agreement, (c) any Specified Financing (as defined below), (d) any debt securities or bank financing consisting of or in connection with any Special Purpose Financing (as defined in the Existing Senior Indenture) and (e) any debt securities or bank financing of or by any Foreign Subsidiary (as defined in the Existing Senior Indenture), whether or not the Company or any of its subsidiaries is a guarantor in respect thereof or otherwise a party to any documentation governing such debt securities or bank financing.  The term “Specified Financing” means (i) any financing agreement or arrangement of Holding, the Company or any of its subsidiaries with a principal or notional amount that, in each case, does not individually exceed $50 million, (ii) any renewal, extension, deferral, replacement, refunding, amendment, restatement, supplementation, reissuance, resale, substitution or refinancing (whether in whole or in part, whether with one or more of the original parties thereto or with other parties or otherwise) of the 5.25% Convertible Senior Notes Due 2014 of the Company and/or indebtedness incurred in connection with the Donlen GN Funding II Variable Funding Notes and (iii) any financing incurred in connection with any asset backed securitization financing, lease syndication facilities and like-kind exchange programs sponsored by Donlen Corporation, a subsidiary of the Company.

10.           Survival.  The provisions of this Commitment Letter relating to the payment of fees and expenses and indemnification and the provisions of Sections 8, 10, 11 and 12 will survive the expiration or termination of this Commitment Letter (including any extensions thereof), provided that your obligations under such provisions shall automatically terminate and be superseded by the provisions of the Financing Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

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11.           Choice of Law; Jurisdiction; Waivers.  THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION, PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (I) WHETHER ANY REPRESENTATIONS MADE BY OR ON BEHALF OF, OR WITH RESPECT TO, DAKOTA OR ANY OF ITS SUBSIDIARIES IN THE ACQUISITION AGREEMENT HAVE BEEN BREACHED, (II) WHETHER HOLDING AND ANY SUBSIDIARY THEREOF PARTY TO THE ACQUISITION AGREEMENT HAVE THE RIGHT TO TERMINATE THEIR OBLIGATIONS UNDER SUCH AGREEMENT AND (III) WHETHER THERE SHALL HAVE BEEN ANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT), SHALL, IN EACH CASE BE GOVERNED BY THE LAWS OF THE STATE OR JURISDICTION THE LAWS OF WHICH GOVERN THE ACQUISITION AGREEMENT.  To the fullest extent permitted by applicable law, each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York, and any appellate court from any thereof, in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter.  Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

12.           Miscellaneous.  This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile transmission or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be.  This Commitment Letter and the Fee Letter may not be amended or waived except by an instrument in writing signed by you and Lenders whose Commitments represent at least 66 2/3% of the sum of the aggregate Commitments of all Lenders (the “Required Lead Arrangers”; provided that “Required Lead Arrangers” shall in any event include each of Barclays, DBCI and Bank of America), provided that no such amendment or waiver shall reduce or forgive the amount or extend the scheduled date of maturity of any Loans, Rollover Loans or Rollover Notes or reduce the stated rate of interest on any Loans, Rollover Loans or Rollover Notes or fee payable hereunder or under the Fee Letter or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Commitment of any Lead Arranger, in each case without the consent of each Lead Arranger directly and adversely affected thereby (it being understood that waivers or modifications of conditions precedent shall not constitute an increase of the Commitment of any Lead Arranger).

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This Commitment Letter (including the Annex and Exhibits hereto) and the Fee Letter (including the Exhibit thereto) set forth the entire understanding of the parties hereto as to the scope of the Commitments and the obligations of the Lenders, the Lead Arrangers and the Book Running Managers in such capacities relating to the Commitments.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Financing Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided herein.

This Commitment Letter has been and is made solely for the benefit of the Company, the Lenders, the Lead Arrangers and their respective affiliates, successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity (other than any indemnified persons hereunder) any rights or remedies under or by reason of this Commitment Letter or agreements of the parties contained herein.

The Lead Arrangers reserve the right to employ the services of their affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to their affiliates certain fees payable to the Lead Arrangers in such manner as such persons and their affiliates may agree in their sole discretion.  You also agree that the Lenders may at any time and from time to time assign all or any portion of their Commitments hereunder to one or more of its affiliates (without releasing such Lender from any of its obligations hereunder).  You further acknowledge that the Lead Arrangers may share with any of their respective affiliates, and such respective affiliates may share with the Lead Arrangers, any information related to the Transactions, Holding, the Acquired Business and your and their respective subsidiaries and affiliates, or any of the matters contemplated hereby, subject to the confidentiality provisions contained herein.

As you know, each of the Banks is a full service financial firm and as such from time to time may effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter.  The Banks may have economic interests that conflict with those of the Company.  You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services hereunder will be deemed to create an advisory, fiduciary or agency relationship between the Banks, on the one hand, and you, your equity holders or your affiliates, on the other hand, and, to the fullest extent permitted by law, you waive any claims you may have against the Banks for breach of fiduciary duty or alleged breach of fiduciary duty with respect to the Commitment Letter, the Fee Letter or such services, and agree that the Banks will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on your behalf, including your equity holders, employees or creditors.  You acknowledge and agree that (a) (i) the arranging and other services described herein regarding the Financing are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Banks, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) in connection with all aspects of each transaction contemplated by this Commitment Letter, (i)  the Banks have been, are, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates and (ii) the Banks have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates.

13

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Lenders may be required to obtain, verify and record information that identifies you and your affiliates, which information includes the name, address and tax identification number and other customary information regarding them that will allow such Lenders to identify them in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders.

[Signature Pages Follow]

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If you are in agreement with the foregoing, please sign and return the enclosed copy of this Commitment Letter no later than 11:00 p.m., New York time, on the Commitment Expiration Date, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby.  This offer shall terminate if not so accepted by you on or prior to that time.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Mark C. Liggitt
Name: Mark C. Liggitt
Title: Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ David J. Bell
Name: David J. Bell
Title: Managing Director

By:	/s/ Catherine Madigan
Name: Catherine Madigan
Title: Managing Director

[Signature Page to Commitment Letter]

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Scott Sartorius
Name: Scott Sartorius
Title: Managing Director

By:	/s/ Alexandra Barth
Name: Alexandra Barth
Title: Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Michael Browne
Name: Michael Browne
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Michael Browne
Name: Michael Browne
Title: Managing Director

[Signature Page to Commitment Letter]

Accepted and Agreed to as of the date first above written:

THE HERTZ CORPORATION

By:	/s/ Scott Massengill
Name: Scott Massengill
Title: Treasurer

[Signature Page to Commitment Letter]

ANNEX I

Transaction Description

Capitalized terms used but not defined in this Annex I are used as defined in the Commitment Letter to which this Annex I is attached.

The Acquisition is proposed to be consummated pursuant to the Agreement and Plan of Merger, dated as of August 26, 2012, by and among Holding, a wholly owned direct or indirect subsidiary of Holding and Dakota (as the same may be amended, waived, supplemented or otherwise modified from time to time, the “Acquisition Agreement”) by an offer (the “Tender Offer”) by Holding or a wholly owned direct or indirect subsidiary of Holding (“BidCo”) to acquire all outstanding voting shares of Dakota, which offer shall be conditioned upon voting shares being tendered, together with the voting shares then owned by Holding and its subsidiaries, representing at least a majority of the outstanding voting shares of Dakota (calculated on a fully diluted basis), followed as soon as practicable by a merger (the “Back-End Merger”) of BidCo or another wholly owned direct or indirect subsidiary of Holding into Dakota, with Dakota continuing as the surviving entity in the Back-End Merger.  For the avoidance of doubt, the Acquisition shall not be deemed to have been consummated until the consummation of the Back-End Merger.

As used in this Commitment Letter, the following terms shall have the following meanings:

(x)           “Closing Date”:  the closing date of the purchase of the shares of Dakota accepted in the Tender Offer and the initial funding of the Financing.

(z)           “Transaction”:  the Acquisition (including the Back-End Merger) and the Financing together with all related transactions.

In order to finance the Transaction, including the payment of any fees and expenses incurred in connection with the Transactions, it is expected that among other things the Company may obtain the Financing on the Closing Date and on or prior to the consummation of the Acquisition.  The Financing will consist of one or several unsecured senior Loans of up to $1,950.0 million which will, if not repaid at or prior to maturity, be converted into senior unsecured permanent loans or notes (the “Permanent Financing”).

EXHIBIT A

SUMMARY OF TERMS OF LOANS

Unless otherwise defined herein, capitalized terms used herein and defined in the Commitment Letter to which this Exhibit A is attached are used herein as therein defined.

Borrower:	The Company (the “Borrower”).

Facility:
An unsecured senior loan facility in an aggregate principal amount of up to $1,950.0 million (less the aggregate net proceeds in respect of (i) any high yield debt securities issued by the Borrower and (ii) any incremental term loan debt incurred by the Borrower under the Borrower’s existing Senior Term Facility, in each case to the extent incurred by the Borrower specifically (and the proceeds of which are used) to finance the Acquisition), which shall be denominated in U.S. Dollars.

Use of Proceeds:
Proceeds from the Loans will be used to fund, in part, the Acquisition and other Transactions, to refinance existing indebtedness (including by providing funds to the Acquired Business to refinance indebtedness of the Acquired Business), to provide working capital to the Acquired Business following the consummation of the Tender Offer and to pay any fees, costs and expenses relating thereto.

Maturity:	The Loans (whether made on the initial funding date of the Loans or made subsequent to such initial funding date) will mature 365 days from the Closing Date (the “Maturity Date”).

On the Maturity Date the Loans shall automatically be converted (the date thereof, the “Conversion Date”) into an aggregate principal amount of senior unsecured term loans equal to the then outstanding aggregate principal amount of the Loans (the “Rollover Loans”) having the terms set forth on Exhibit B-1 hereto. At any time or from time to time on or after the Conversion Date, at the option of the lenders upon no less than five business days’ notice the Rollover Loans may be exchanged in whole or in part for senior unsecured notes in an aggregate principal amount equal to the aggregate principal amount of the Rollover Loans converted and having the terms set forth in Exhibit B-2 hereto (the “Rollover Notes”); provided that the Borrower may defer any issuance of Rollover Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $300 million in aggregate principal amount of Rollover Notes.

Availability:
The Loans shall be available on three (3) business day’s notice in one or more drawings (not to exceed three drawings in the aggregate) commencing on the closing date of the acquisition of the shares of Dakota accepted in the Tender Offer and ending on the date of the consummation of the Back-End Merger, it being understood that the entire amount of the Facility may be drawn on the Closing Date notwithstanding the fact that the Back-End Merger is not consummated on the Closing Date.

Administrative Agent:	A New York branch of Barclays Bank PLC (“Barclays”) (in such capacity, the “Administrative Agent”).

Joint Lead Arrangers:	Barclays, DBSI and MLPF&S and, at the option of the Company, one or more additional joint lead arrangers as provided in the Commitment Letter.

Joint Book Running Managers:
Barclays, DBSI and MLPF&S and, at the option of the Company, one or more additional book running managers as provided in the Commitment Letter, provided that Barclays, DBSI and MLPF&S shall run joint physical books in connection with the Facility and have joint control over marketing and allocation decisions on behalf of the Lenders.

Interest:.
The Loans shall bear interest, reset quarterly, at the rate per annum equal to (1) the greater of (x) three-month LIBOR and (y) the LIBOR Floor (as defined below) plus (2) the LIBOR Spread (as defined below); provided, however, that such interest rate shall not exceed the Fixed Rate (as defined in the Fee Letter) (such interest rate as applicable to the Loans from time to time, the “Interest Rate”).

The “LIBOR Floor” will equal 1.0% per annum.

The “LIBOR Spread” shall initially be 5.375% per annum; provided that if the Loans are not repaid in whole within the three-month period following the Closing Date, the LIBOR Spread will increase by 0.50% per annum at the end of such three-month period and shall increase by an additional 0.50% per annum at the end of each three-month period thereafter until, but excluding, the Maturity Date, provided, however, that the Interest Rate shall not exceed the Fixed Rate.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the Interest Rate payable with respect to the Loans affect the payment of any default rate of interest or liquidated damages in the form of increased interest. Default interest of 2.0% per annum shall be paid on all overdue amounts.

In the event of a Demand Failure Event (as defined in the Fee Letter), the per annum interest rate on the Loans shall immediately increase to the Fixed Rate.

Commitment, Funding and Other Fees:	As set forth in the Fee Letter

Mandatory Prepayment:
To the extent then permitted under the Senior Credit Facilities (as defined in the Existing Senior Indenture) and the Existing Senior Indenture (without giving effect to any amendment thereto after the date hereof that is more restrictive with respect to any such prepayment of the Loans), the Borrower will prepay the Loans from an amount equal to 100% (or such lesser amount as may then be permitted by the Senior Credit Facilities and the Existing Senior Indenture) of (a) the net cash proceeds from issuances or incurrences of specified borrowed money debt (with appropriate exceptions to be mutually agreed upon, which shall in any event include borrowings under the Senior ABL Facility (as defined in the Existing Senior Indenture), any Special Purpose Financing (as defined in the Existing Senior Indenture) and any Specified Financing) of the Company and its Domestic Subsidiaries (as defined in the Existing Senior Indenture) and (b) the net cash proceeds from any public offering of equity securities of Holding (with appropriate exceptions to be mutually agreed upon), subject in each case to any required prior repayment requirements and reinvestment rights under any of the Senior Credit Facilities and the Existing Senior Indenture, and in each case at 100% of the principal amount of the Loans repaid, plus all accrued and unpaid interest to the date of the repayment.

The Loans will not be subject to any scheduled amortization.

Optional Prepayment:	The Borrower may prepay the Loans, in whole or in part, at any time at par plus accrued and unpaid interest thereon.

Guarantees:
The Loans will be guaranteed on a senior unsecured basis by each U.S. restricted subsidiary of the Company to the extent that such subsidiary guarantees all the indebtedness of the Company under the Existing Senior Indenture (the “Guarantors” and together with the Borrower, the “Loan Parties”).  A Guarantor’s guarantee will be released in specified circumstances, including upon the consummation of any permitted transaction after which such subsidiary is no longer a subsidiary or otherwise obtains a release of its guarantee under the Existing Senior Indenture (except as a result of repayment or other discharge of all obligations outstanding under the Existing Senior Indenture at maturity or otherwise), on terms no less favorable to the Company than those in the Existing Senior Indenture.

Representations and Warranties:
The Financing Documentation will contain only such representations and warranties of the Borrower as are in (and as are no less favorable to the Company, including as to exceptions and qualifications, than those in) the Senior Term Agreement, modified (a) to apply to the Financing Documentation instead of the Loan Documents (as defined in the Senior Term Agreement), (b) to exclude Sections 5.5(b), the last sentence of 5.8, 5.14 and 5.18(b)(iii) of the Senior Term Agreement and (c) to reflect the unsecured status  and the purpose of the Loans.

The representations shall apply to the Borrower and its restricted subsidiaries.

Covenants:
The Financing Documentation will contain affirmative and negative covenants, to apply to the Borrower and its restricted subsidiaries, and limited to:  (a) furnishing of financial information (such covenant to be no less favorable to the Company than, the corresponding covenant in the Senior Term Agreement), (b) requirements as to future subsidiary guarantors, (c) restrictions on liens, (d) restrictions on indebtedness, (e) restrictions on restricted payments, including dividends and investments; provided that prior to the Maturity Date the restriction on dividends by the Company shall be more restrictive than the corresponding restrictions in the Existing Senior Indenture solely in that cash dividends shall not be permitted to be paid out of the builder basket to fund distributions to Investors (as defined in the Existing Senior Indenture), (f)  restrictions on sales of subsidiary stock and assets, (g) restrictions on limitations on distributions from subsidiaries, (h) restrictions on mergers, consolidations and sales of substantially all of the assets of the Company and its subsidiaries, (i) restrictions on transactions with affiliates, (j) repurchase of the Loans upon a change of control (to be defined as defined in the Existing Senior Indenture) with such repurchase to be made at par, (k) compliance certificates of the Company and (l) statement as to default. The affirmative and negative covenants will be, and will include carve-outs and exceptions, no less favorable to the Company than those in the Existing Senior Indenture (subject to clauses (a) and (e) above).

Initial Conditions Precedent:	The initial borrowing of the Loans will be subject to the conditions precedent set forth in Exhibit C to the Commitment Letter.

Subsequent Conditions Precedent:
Borrowings of the Loans subsequent to the initial borrowing will be conditioned upon (i) the Specified Representations set forth in clause (B) of the definition thereof being true and correct in all material respects on and as of the date of the borrowing (although any Specified Representation that expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be) and (ii) the Lenders shall have received the Funding Fee (as defined in the Fee Letter) required to be paid or delivered by the Borrower to them pursuant to the Fee Letter in connection with such borrowings of Loans.

Events of Default:
The Financing Documentation will contain event of default provisions in each case (including as to grace periods, thresholds and qualifications) no less favorable to the Company than those in the Existing Senior Indenture, to apply to the Borrower and its restricted subsidiaries, and limited to: (i) failure to pay principal or interest on the Loans when due, (ii) breach of other provisions of the Loans, (iii) “cross-acceleration” to material payment defaults on or acceleration of certain other material indebtedness in excess of an amount to be agreed upon, (iv) undischarged judgments in excess of an amount to be agreed upon, (v) certain bankruptcy events, (vi) actual invalidity of any material guarantee of the Loans (if applicable) and (vii) material inaccuracy of representations and warranties.  If any such event of default shall occur and be continuing, (x) in the case of any such event of default under clause (v) above with respect to the Borrower, the Loans and all accrued and unpaid interest thereon shall thereupon become due and payable and all Commitments shall terminate, and (y) in the case of any other such event of default, the Administrative Agent may, with the consent (and shall at the request) of the lenders holding a majority of the outstanding principal amount of the Loans, declare the Loans and all accrued and unpaid interest thereon to be due and payable.

Participation/Assignment or Syndication:
Any Lender may participate out or sell or assign, or syndicate to other lenders, the Loans (other than to any Disqualified Lender), in whole or in part, at any time, subject to compliance with applicable securities laws and subject (x) in the case of participations, to customary limitations on participants’ rights and (y) to yield protection in an amount not exceeding that available to the relevant Lender unless the Borrower otherwise consents in writing; provided, however, that prior to the Maturity Date, unless the Borrower otherwise consents in writing, any Lender (including any Additional Committing Lender) shall not assign to any other lender any portion of the Loans, if after giving effect to such assignment, such Lender would hold less than 51% of its respective original Commitment (as reduced as a result of the Company’s subsequent designation of any Additional Committing Lender).  Any such participation shall be on customary terms and shall provide that the Lender selling such a participation shall retain the sole right to enforce the Financing Documentation and to approve any amendment, modification or waiver thereof, provided that such participation may provide that the participant’s consent is required for any such amendment, modification or waiver that requires the consent of all lenders.

Required Lenders and Amendments:	No less favorable to the Company than the corresponding provisions in the Senior Term Agreement).

Yield Protection, Increased Costs, Gross-ups and other Tax Indemnities:
The Financing Documentation shall include customary protective provisions (no less favorable to the Company than the Senior Term Agreement, and with protections with respect to Dodd Frank Wall Street Reform and Consumer Protection Act and Basel III to be mutually agreed) for such matters as capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes, provided that the tax gross-up and indemnity will not apply to any U.S. federal withholding taxes imposed pursuant to current Section 1471 or Section 1472 of the U.S. Internal Revenue Code of 1986, as amended (and any amended or successor version that is substantively comparable), and any regulations issued thereunder or published administrative guidance issued pursuant thereto.  The Borrower shall have the right to replace any lender that charges an amount with respect to contingencies described in the immediately preceding sentence.

Governing Law:	All documentation shall be governed by the internal laws of the State of New York.

EXHIBIT B-1

SUMMARY OF TERMS OF ROLLOVER LOANS

                Unless otherwise defined herein, capitalized terms used herein and defined in the Commitment Letter to which this Exhibit B-1 is attached are used herein as therein defined.

Borrower:	The Company (the “Borrower”).

Extended Term Loan Facility:
The Loans will convert into Rollover Loans in an aggregate principal amount equal to 100% of the aggregate principal amount of the Loans on the Conversion Date.  The Rollover Loans will be governed by the Financing Documentation and, except as set forth below, shall have the same terms as the Loans.

Maturity:	Eight years from the Closing Date.

Interest:	The Rollover Loans shall bear interest at the Fixed Rate.

Interest shall be payable in arrears semi-annually commencing on the date that is six months following the Conversion Date, computed on the basis of a 360-day year consisting of twelve 30-day months.

Covenants, Events of Default, Mandatory Prepayments and Optional Prepayments:
From and after the Conversion Date, the covenants, events of default and mandatory prepayments applicable to the Rollover Loans will conform to those applicable to the Rollover Notes as set forth in Exhibit B-2 to the Commitment Letter.

Any Rollover Loans will be repayable in whole or in part at the option of the Company at par plus accrued and unpaid interest, if any.

Governing Law:	All documentation shall be governed by the internal laws of the State of New York.

EXHIBIT B-2

SUMMARY OF TERMS OF ROLLOVER NOTES

Unless otherwise defined herein, capitalized terms used herein and defined in the Commitment Letter to which this Exhibit B-2 is attached are used herein as therein defined.

Terms Relating to the Issuer:	The Company (the “Issuer”).

Securities:
An aggregate principal amount of senior unsecured fixed rate high yield securities (the “Rollover Notes”) equal to the aggregate principal amount of the Rollover Loans being converted into such Rollover Notes.

Maturity:	The Rollover Notes will mature approximately eight years from the Closing Date.

Interest:	A fixed rate per annum equal to the Fixed Rate. Interest will be payable semi-annually.

Guarantees:
The Rollover Notes will be guaranteed on a senior unsecured basis by each U.S. restricted subsidiary of the Company) to the extent that such subsidiary guarantees all or a portion of the indebtedness of the Company under the Existing Senior Indenture (the “Guarantors”).  A subsidiary’s guarantee will be released in specified circumstances, including upon the consummation of any permitted transaction after which such subsidiary is no longer a subsidiary or otherwise obtains a release of its guarantee under the Existing Senior Indenture (except as a result of repayment or other discharge of all obligations outstanding under the Existing Senior Indenture at maturity or otherwise), on terms no less favorable to the Company than those in the Existing Senior Indenture.

Documentation:
The Rollover Notes will be governed by an indenture (the “Indenture”) in form and substance consistent with this Exhibit B-2 and otherwise no less favorable to the Company than the Existing Senior Indenture.

Change of Control:
Each holder of Rollover Notes will be entitled to require the Company, and the Company must offer, to repurchase the Rollover Notes held by such holder at a price of 101% of principal amount, plus accrued and unpaid interest, if any, to the date of repurchase, in the event of a Change of Control (to be defined as in the Existing Senior Indenture), unless the Issuer shall have exercised its right to redeem such Rollover Notes.  Other terms of the Change in Control provision will be no less favorable to the Company than the Existing Senior Indenture.

Optional Repayment:
Any Rollover Notes owned by any Lender or any affiliate thereof as of the Conversion Date (that have not been sold by it at the time of notice of redemption or purchase) will be redeemable or purchaseable in whole or in part at the option of the Company at a price equal to 100% of the aggregate principal amount of the Rollover Notes to be redeemed or purchased plus accrued and unpaid interest, if any.

With respect to all Rollover Notes not covered by the foregoing, except as provided below, the Rollover Notes may not be redeemed prior to the fourth anniversary of the Closing Date. Thereafter, the Rollover Notes may be redeemed, in whole or in part, at the option of the Company at a price equal to 100% of the aggregate principal amount redeemed plus accrued and unpaid interest, if any, plus a premium equal to half the coupon of the Rollover Notes with such premium declining ratably to zero on the sixth anniversary of the Closing Date.

In addition, at any time prior to the fourth anniversary of the Closing Date, the Issuer may redeem on one or more occasions Rollover Notes at redemption prices based upon the yield of U.S. Treasury securities plus 50 basis points to the first fixed redemption date plus accrued and unpaid interest.

In addition, at any time prior to the third anniversary of the Closing Date, the Issuer may redeem on one or more occasions, Rollover Notes in a principal amount equal to up to 35% of the aggregate principal amount of Rollover Notes originally issued (including any additional Rollover Notes issued after the date of the Indenture) at a premium equal to the applicable coupon, with an amount equal to all or part of the proceeds of one or more equity offerings; provided, however, that Rollover Notes in a principal amount equal to at least 65% of the aggregate principal amount of such Rollover Notes originally issued remain outstanding immediately after such redemption.

Covenants:
The Indenture will contain affirmative and negative covenants of the Company, to apply to the Company and its restricted subsidiaries, and limited to the following:  (i) furnishing of financial information, (ii) restrictions on liens, (iii) restrictions on indebtedness, (iv) restrictions on restricted payments, including dividends and investments, (v) restrictions on limitations on distributions from subsidiaries, (vi) restrictions on sales of subsidiary stock and assets, (vii) restrictions on mergers and consolidations and sale of all or substantially all assets, (viii) restrictions on transactions with affiliates, (ix) payment of the Rollover Notes, (x) maintenance of office or agency, (xi) waiver of stay/usury laws and (xii) compliance certificates of the Company.  The affirmative and negative covenants will be, and will include carve-outs and exceptions, no less favorable to the Company than those in the Existing Senior Indenture.  The Indenture will contain no affirmative or negative covenants of the Company or any affiliate thereof other than the foregoing.

The Indenture will provide for a termination of covenants upon achievement of an investment grade rating, on terms consistent with the Existing Senior Indenture.

Defeasance; Satisfaction and Discharge:	Terms no less favorable to the Company than the corresponding provisions in the Existing Senior Indenture.

Registration Rights:
The Company will be required to file a shelf registration statement with respect to the Rollover Notes (as defined below) (a “Shelf Registration Statement”). The Company will pay liquidated damages in the form of increased interest of 0.25% on the principal amount of such Rollover Notes outstanding to holders thereof (i) if the Shelf Registration Statement is not declared effective by the SEC within 365 days of the date of issuance of such Rollover Notes, until the earlier of the date such Shelf Registration Statement is declared effective (as applicable) and the date such Rollover Notes may be sold by the applicable holder without registration under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) during any period of time (subject to customary exceptions no less favorable to the Company than those in that exchange and registration rights agreement dated as of March 13, 2012 entered into in connection with the Existing Senior Indenture) following the effectiveness of the Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder until the Company is no longer required to keep such Shelf Registration Statement effective under the terms of the Financing Documentation (which in any event shall be no later than the date on which such Rollover Notes may be sold without registration under the Securities Act).  After 90 days, the liquidated damages will increase by 0.25% up to a maximum of 0.50% in the aggregate.  At the Company’s election, the Company may file an exchange offer registration statement in lieu of a Shelf Registration Statement.

Events of Default:
The Indenture will include the following events of default, to apply to the Company and its restricted subsidiaries, in each case (including as to grace periods, thresholds and qualifications) no less favorable to the Company than those in the Existing Senior Indenture:  (i) failure to pay principal or interest on the Rollover Notes when due, (ii) breach of other provisions of the Rollover Notes, (iii) “cross-acceleration” to material payment defaults on or acceleration of certain other material indebtedness in excess of an amount to be agreed upon, (iv) undischarged judgments in excess of an amount to be agreed upon, (v) certain bankruptcy events and (vi) actual invalidity of any material guarantee of the Rollover Notes (if applicable).  The Indenture will contain no other events of default.

Governing Law:	All documentation shall be governed by the internal laws of the State of New York.

EXHIBIT C

FUNDING CONDITIONS

Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Exhibit C is attached (the “Commitment Letter”) are used herein as therein defined.

(a)
The Tender Offer shall be consummated substantially concurrently with the initial funding of the Loans without any waiver of the conditions set forth in Annex I to the Acquisition Agreement, which waiver is materially adverse to the Lenders (unless the waiver of such condition has been approved by the Required Lead Arrangers, which approval shall not be unreasonably withheld or delayed).

(b)
The Financing Documentation consistent with the Term Sheet and the Commitment Letter shall have been executed by the Borrower and the Guarantors and delivered to the applicable Administrative Agent. The applicable Administrative Agent shall have received such additional customary certificates, legal opinions and other documents as the Required Lead Arrangers shall reasonably request.

(c)
The Specified Representations shall be true and correct in all material respects on and as of the date of the borrowing (although any Specified Representation that expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be) (it being understood that the representation in Section 3.06(a) (including any related definitions therein to the extent those definitions are used therein) of the Acquisition Agreement shall not have been modified, waived or amended without the consent of the Required Lead Arrangers).

(d)	The Lenders shall have received all fees required to be paid or delivered by the Borrower to them pursuant to the Fee Letter on or prior to the Closing Date.

(e)
The Administrative Agent shall have received a certificate of the chief financial officer of the Company certifying the solvency, as of the Closing Date after giving effect to the Transactions, of the Company and its subsidiaries on a consolidated basis, in customary form as reasonably agreed between the Administrative Agent and the Company.

(f)
The Administrative Agent shall have received all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent that the Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.